Contact: Stephen Schuler En Español: Brittany Portalatin 954-364-0231 954-364-0243 Stephen.Schuler@spirit.com Brittany.Portalatin@spirit.com

Spirit Airlines Appoints Brian McMenamy
as Vice President and Controller

McMenamy joins Spirit leadership team to
lead financial accounting departments

MIRAMAR, FL (November 8, 2017) - Spirit Airlines, Inc. (NASDAQ:SAVE) today announced Brian McMenamy has been appointed Vice President and Controller, effective November 6, 2017. He joins the Spirit Airlines executive team and will lead all aspects of the company’s financial accounting, including Corporate Accounting, SEC Reporting, Accounts Payable, Payroll, Revenue and Collections, Corporate Tax, International Tax and Accounting SOX Compliance teams. McMenamy was also appointed as Principal Accounting Officer for the company.

“We are excited to welcome Brian to our leadership team,” said Ted Christie, Executive Vice President and Chief Financial Officer. “Brian brings a wealth of knowledge and experience to Spirit with a proven track-record leading airline finance and driving business solutions resulting in revenue opportunities and cost savings. His experience and leadership are a great fit for today’s Spirit as he guides our continued growth to the Spirit of tomorrow.”

With extensive experience throughout the Airline Industry, McMenamy most recently acted as Vice President, Finance at American Airlines. His responsibilities have previously included Financial Planning and Analysis, Accounting and Control, and Corporate Development functions. His solutions-minded and pragmatic leadership style has served as the foundation to his success.

“I am thrilled to be joining Spirit at a great moment in its history,” said McMenamy. “Spirit’s trajectory is impressive and I look forward to exploring new solutions to continue and expand on the airline’s impressive growth.”

McMenamy
McMenamy brings more than 30 years of experience in corporate finance. Previous appointments at American Airlines include Vice President, Finance; Vice President, Financial Planning and Analysis; and Vice President and Controller. He holds a Bachelors in Science in Financial Economics from Rockhurst College, in Kansas City, Missouri, and an MBA from Northwestern University’s J.L. Kellogg Graduate School of Management. He is also a Certified Public Accountant and was awarded Texas Top 10 on the CPA exam for placing in the top ten of candidates across the state.

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines, on average more than 30% less*. Our Guests start with an unbundled Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. Our Fit Fleet is one of the youngest, most fuel-efficient in the U.S. We operate more than 450 daily flights to 60 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

*U.S. Department of Transportation statistics

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MEDIA NOTE: Spirit aircraft photos and video b-roll are available in the press room section of spirit.com at http://www.spirit.com/Pressrelease.aspx.